EXHIBIT 11
                                                                     ----------

                               TALK VISUAL CORPORATION

COMPUTATION OF BASIC WEIGHTED AVERAGE
COMMON STOCK SHARES OUTSTANDING

                                               Total       Three Months      Six Months
                                               Number           Ended           Ended
                                              Of Shares    June 30, 2003    June 30, 2003
                                            -----------    -------------    -------------

Outstanding shares as of January 1, 2003    148,725,141     148,725,141      148,725,141

Issuance of common shares on 6/30/03          4,000,000          44,400           22,200

                                            -----------     -----------      -----------

Total Weighted Average Shares Outstanding   152,725,141     148,769,541      148,747,341
                                            ===========     ===========      ===========


Net Income                                                  $   810,206      $   210,887
                                                            ===========      ===========
Net Income per common share                                 $    0.0054      $    0.0014



                                    Page 18